Exhibit 99.2

FOR IMMEDIATE RELEASE

New York REIT Completes Sale of 163 Washington Avenue

New York, October 22, 2015 – New York REIT, Inc. (NYSE: NYRT) (“NYRT” or the “Company”), a publicly traded real estate investment trust, announced today it has completed the previously-announced sale of 163 Washington Avenue in Brooklyn, New York.

Located in the up and coming Clinton Hill neighborhood of Brooklyn, 163 Washington Avenue is a Class A quality apartment building consisting of 49 rental units, one commercial unit, and 38 parking spaces.

“We’re pleased to complete the sale of this asset consistent with our previously stated strategic initiative to sell non-core assets,” said Michael Happel, Chief Executive Officer of NYRT. “We continue to receive significant interest in our remaining four assets that we have for sale outside of Manhattan and continue to work with Cushman & Wakefield to pursue these opportunities.”

Holliday Fenoglio Fowler, LP acted on the Company’s behalf in this transaction.

On October 1, 2015, NYRT announced a series of governance, strategic and operational actions intended to enhance value for all shareholders and narrow the gap between net asset value (NAV) and the Company’s current common share price. As part of these actions, NYRT continues to pursue the sale of its remaining non-core, outer-borough assets and is in the process of implementing a joint venture with American Realty Capital New York City REIT, Inc. Other announced actions included the appointment of Apollo Global Management Co-Founder Marc Rowan to the Board of Directors as well as plans to appoint two new independent directors in the near future. The Company also announced it has engaged an advisor to identify and consider potential strategic transactions at the asset or entity level and acted to enable parties who participated in previous strategic initiatives to participate in any future transactions.

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT's Annual Report on Form 10-K filed on May 11, 2015. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Michael A. Happel CEO and President New York REIT, Inc. mhappel@nyrt.com (212) 415-6500	Andrew G. Backman Managing Director Investor Relations / Public Relations abackman@nyrt.com (212) 415-6500	Tim Cifelli President DDCworks tcifelli@ddcworks.com (484) 342-3600